[Logo of Diametrics Medical]

Contacts:	Exhibit 99.1

Diametrics Medical, Inc.

David B. Kaysen, CEO

W. Glen Winchell, CFO

(651) 639-8035

Diametrics Medical Reports Fourth Quarter 2003 Operating Results

ST. PAUL, Minn., March 11, 2004—Diametrics Medical, Inc. (OTC BB: DMED) today announced operating results for the fourth quarter and year ended December 31, 2003. The fourth quarter was the first quarter of operations without the intermittent blood testing business that was sold on September 29, 2003. Continuing operations consist of the continuous blood and tissue monitoring business.

Net revenue from continuing operations for the fourth quarter of 2003 totaled $864,000 compared with $465,000 for the fourth quarter last year. The Company’s net loss from continuing operations was $2,613,000 for the fourth quarter compared with a $2,005,000 net loss for the same period last year. Discontinued operations of the Company’s intermittent testing business showed a net loss of $1,161,000 for the fourth quarter of 2002 resulting in an aggregate net loss of $3,166,000 for that quarter. The 86% increase in fourth quarter revenue over the prior year reflects the impact of selling through a direct sales force and key distributors after termination of the Company’s exclusive distribution agreement with Philips Medical Systems on November 1, 2002. The increased net loss from continuing operations resulted from increases in various costs and expenses as the Company restructured its operations in 2003 to focus exclusively on the continuous monitoring business.

For the year ended December 31, 2003, revenue from continuing operations was $3,083,000 compared with $6,370,000 for the year ended December 31, 2002. The net loss before discontinued operations was $8,240,000 in 2003 and $5,667,000 in 2002. The net loss attributable to common shareholders for 2003 was $9,438,000, or $.35 per share, after a non-cash deemed dividend on the Company’s Series E preferred stock. The deemed dividend resulted from a beneficial conversion feature of that offering. The net loss attributable to common shareholders for 2002 was $7,531,000, or $.28 per share.

“Significant changes have occurred at Diametrics Medical, Inc. during the past year and I am pleased with the progress we have made,” remarked David B. Kaysen, President and CEO. “We sold the intermittent blood testing business in September 2003 and are now focused on reinvigorating the continuous monitoring business. Our fourth quarter results show improvement as we focus on this business,” he went on to say. “Our short-term challenges are clear. We need to raise additional funds by mid 2004 to assure continued operations. At the same time we need to gain market acceptance and finalize sales of both systems and sensors at an accelerated rate. We believe we are up to the challenge.”

Investor Conference Call

The Company has scheduled a conference call today, Thursday, March 11, 2004, at 12:00 p.m. Central Daylight Time to discuss its fourth quarter and year-end results and to provide a general business update. Interested parties may listen to the call by dialing 800-299-9630 and entering passcode 85318629.

About The Company

Diametrics Medical, Inc. develops, manufactures and distributes blood and tissue monitoring systems that provide continuous diagnostic information at the point-of-patient care. The Company believes that use of its systems will result in more timely decisions by providing accurate and continuous test results at the patient’s bedside, thereby reducing the time spent in critical care settings.

Cautionary Statement

All statements other than historical facts included in this release regarding future operations, and particularly on the outlook for 2004, are subject to the risks inherent in predictions and “forward looking statements.” These statements are based on the beliefs and assumptions of management of Diametrics Medical, Inc. and on information currently available to management. Nevertheless, these forward-looking statements should not be construed as guarantees of future performance. They involve risks, uncertainties, and assumptions identified in the Company’s filings with the SEC, including:

•	The possibility that we may be unable to raise the additional funds necessary to implement our new sales and marketing strategy and achieve positive cash flow from operations;

•	The difficulties in predicting the amount and timing of consumer acceptance of our systems in new accounts, including our expanded focus on neonatal and biotech opportunities;

•	The reliance on results of our international operations;

•	The effect of fluctuating exchange rates on our international results; and

•	Changes in, and our compliance with, regulation and industry practice that affects the way we manufacture and distribute our products.

DIAMETRICS MEDICAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002
Revenue:
Product revenue	$864,383	$464,618	$2,883,451	$5,485,937
Other revenue	—	—	200,000	884,142

Total revenue	864,383	464,618	3,083,451	6,370,079

Cost of revenue	1,234,130	624,578	3,032,177	4,420,509

Gross profit (loss)	(369,747)	(159,960)	51,274	1,949,570

Operating expenses:
Research and development	557,585	624,055	2,223,146	2,243,010
Selling, general and administrative	1,287,302	1,093,128	5,611,727	4,195,618
Restructuring and other nonrecurring charges	—	—	650,538	692,527

Total operating expenses	1,844,887	1,717,183	8,485,411	7,131,155

Operating loss	(2,214,634)	(1,877,143)	(8,434,137)	(5,181,585)

Interest income	3,941	17,377	15,878	86,441
Interest expense	(381,531)	(137,456)	(1,262,307)	(545,976)
Gain on modification of convertible notes	—	—	1,500,000	—
Other expense, net	(20,748)	(8,018)	(59,602)	(25,427)

Net loss before discontinued operations	(2,612,972)	(2,005,240)	(8,240,168)	(5,666,547)

Discontinued operations:
Loss from discontinued operations	—	(1,161,009)	(2,071,036)	(1,864,469)
Gain on sale of discontinued operations	—	—	1,832,059	—

Loss from discontinued operations	—	(1,161,009)	(238,977)	(1,864,469)

Net loss	(2,612,972)	(3,166,249)	(8,479,145)	(7,531,016)
Beneficial conversion feature—preferred stock dividend	—	—	(958,962)	—

Net loss available to common shareholders	$(2,612,972)	$(3,166,249)	$(9,438,107)	$(7,531,016)

Basic and diluted net loss per common share:
Net loss from continuing operations	$(0.10)	$(0.08)	$(0.34)	$(0.21)
Discontinued operations:
Loss from discontinued operations	—	(0.04)	(0.08)	(0.07)
Gain on sale of discontinued operations	—	—	0.07	—

Net loss from discontinued operations	—	(0.04)	(0.01)	(0.07)

Net loss	$(0.10)	$(0.12)	$(0.35)	$(0.28)

Weighted average number of common shares outstanding	27,194,227	26,827,550	26,967,708	26,816,130

DIAMETRICS MEDICAL, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

	December 31, 2003	December 31, 2002
ASSETS
Current assets:
Cash and cash equivalents	$315,176	$3,964,791
Restricted cash	720,169	—
Receivables	464,402	284,540
Inventories	1,450,824	2,265,160
Prepaid expenses and other current assets	298,167	334,254
Assets of discontinued operations	—	4,230,383

Total current assets	3,248,738	11,079,128

Property and equipment, net	1,859,027	2,364,949

Other assets	85,234	6,700

	$5,192,999	$13,450,777

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued expenses	$1,891,217	$1,947,851
Other current liabilities	996,220	7,494,348
Liabilities of discontinued operations	—	586,784

Total current liabilities	2,887,437	10,028,983

Long-term liabilities, excluding current portion	8,176,138	2,750,898
Shareholders’ equity (deficit)	(5,870,576)	670,896

	$5,192,999	$13,450,777